 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [   ]

Check the appropriate box:
[    ]          Preliminary proxy statement
[   ]         Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]          Definitive proxy statement
[   ]          Definitive additional materials
[   ]          Soliciting material under § 240.14a-12

FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check the appropriate box):
[X]            No fee required.
[   ]            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)            Title of each class of securities to which transaction applies:
N/A

(2)            Aggregate number of securities to which transactions applies:
N/A

(3)            Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
N/A

(4)            Proposed maximum aggregate value of transaction:
N/A

(5)            Total fee paid:
N/A

[   ]            Fee paid previously with preliminary materials:
N/A

[   ]            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)            Amount previously paid:
N/A

(2)            Form, schedule or registration statement no.:
N/A
 (3)            Filing party:
N/A
 (4)            Date filed:
N/A

April 26, 2018

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Financial Northwest, Inc. ("First Financial") to be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 13, 2018, at 9:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to shareholder questions.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the proxy card.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Roger H. Molvar

Roger H. Molvar Chairman

FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2018

Notice is hereby given that the annual meeting of shareholders of First Financial Northwest, Inc. will be held at the Renton Community Center, located at 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 13, 2018, at 9:00 a.m., local time, for the following purposes:

Proposal 1.	Election of two directors to each serve for a three-year term;

Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement;

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2018.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on April 17, 2018, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mail it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
April 26, 2018

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and pre-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the proxy card.

PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

ANNUAL MEETING OF SHAREHOLDERS JUNE 13, 2018

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the 2018 annual meeting of shareholders.  We are first mailing this Proxy Statement and proxy card to our shareholders on or about April 26, 2018.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Financial Northwest Bank.  First Financial Northwest, Inc. may also be referred to as "First Financial" and First Financial Northwest Bank may also be referred to as the "Bank."  References to "we," "us" and "our" refer to First Financial and, as the context requires, First Financial Northwest Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, June 13, 2018
Time:	9:00 a.m., local time
Place:	Renton Community Center, 1715 SE Maple Valley Highway, Renton, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:
Proposal 1.	Election of two directors to each serve for a three-year term;
Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement;
Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2018.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 13, 2018

Our Proxy Statement and 2017 Annual Report to Shareholders are available at www.ffnwb.com/investor/proxy.  The following materials are available for review:

•	Proxy Statement;
•	Proxy card;
•	2017 Annual Report to Shareholders; and
•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on April 17, 2018, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial's common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial's outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On April 17, 2018, there were 10,779,424 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in "street name"), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the proxy card.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the Proxy Committee of the Board of Directors in accordance with the shareholder's instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation paid to our executive compensation as disclosed in this Proxy Statement and FOR the ratification of the appointment of Moss Adams LLP as our independent auditor for 2018.  If any other matters are properly presented at the annual meeting for action, the Proxy Committee will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes."  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan ("ESOP") for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction sheet distributed by the administrator.  If a participant properly executes the voting instruction sheet, the administrator will instruct the trustee to vote the participant's shares in accordance with the participant's instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is Crowe Horwath.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Our Nominating and Corporate Governance Committee has nominated, and our Board of Directors has ratified, the nomination of two candidates for election as directors. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the two nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

Ratification of the appointment of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2018, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent auditor.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:
•	submitting a new proxy with a later date;
•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 17, 2018, the voting record date, information regarding share ownership of:
•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial's common stock other than directors and executive officers;

•	each director and director nominee of First Financial;
•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under "Executive Compensation" below (known as "named executive officers"); and
•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial's common stock are required to file with the Securities and Exchange Commission ("SEC"), and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended ("Securities Exchange Act").  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial's common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after April 17, 2018, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of April 17, 2018, the voting record date, there were 10,779,424 shares of First Financial common stock outstanding.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5%

First Financial Northwest, Inc. Employee Stock Ownership Plan	1,160,591	(2)	10.77
201 Wells Avenue South
Renton, Washington 98057

First Financial Northwest Foundation	1,050,000	(3)	9.74
P.O. Box 419
Renton, Washington 98057

Dimensional Fund Advisors LP	927,552	(4)	8.60
Building One, 6300 Bee Cave Road
Austin, Texas 78746

Renaissance Technologies LLC	675,700	(5)	6.27
800 Third Avenue
New York, New York 10022

Directors

Gary F. Faull	84,877		*
Richard P. Jacobson**	97,574		*
Joseph W. Kiley III**	156,610		1.44
Joann E. Lee	153,544	(6)	1.42
Roger H. Molvar	4,081		*
Kevin D. Padrick	4,081		*
Richard M. Riccobono	1,739		*
Daniel L. Stevens	6,581		*

Named Executive Officers

Ronnie J. Clariza	92,933		*
Dalen D. Harrison	23,370		*
Simon Soh	128,337	(7)	1.18

All Executive Officers and Directors as a Group (11 persons)	753,727		6.78
___________
*	Less than one percent of shares outstanding.
**	Also a named executive officer.
(1)
For directors and executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power. For executive officers, also includes unvested shares of stock held in the ESOP, as to which the holders have voting but not dispositive power. Also includes the following number of First Financial shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Jacobson, 64,000 shares; Mr. Kiley, 105,000 shares; Ms. Lee, 57,940 shares; Mr. Clariza, 40,000 shares; Ms. Harrison, 12,000 shares; Mr. Soh, 65,000 shares; and all executive officers and directors as a group, 343,940 shares.

(2)	The ESOP has sole voting power with respect to 536,053 shares, shared voting power with respect 624,538 shares and sole dispositive power with respect to 1,160,591 shares.
(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Financial Northwest Bank to further our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial's shareholders.

(4)	Based solely on a Schedule 13G/A dated February 9, 2018, regarding shares owned as of December 31, 2017, reporting sole voting power over 897,157 shares and sole dispositive power over 927,552 shares.
(5)
Based solely on a Schedule 13G dated February 14, 2018, regarding shares owned as of December 29, 2017, reporting that Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power and sole dispositive power over 635,696 shares and shared dispositive power over 40,000 shares.

(6)	Includes 15,000 shares owned solely by her spouse.
(7)	Includes 11,000 shares held in an individual retirement account.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of eight members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of First Financial and each Board nominee for director.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Richard P. Jacobson and Daniel L. Stevens.

Name	Age as of December 31, 2017	Year first elected or appointed director (1)	Term to expire

BOARD NOMINEES

Richard P. Jacobson	54	2013	2021 (2)
Daniel L. Stevens	74	2012	2021 (2)

DIRECTORS CONTINUING IN OFFICE

Gary F. Faull	73	1999	2019
Joann E. Lee	62	2005	2019
Kevin D. Padrick	62	2013	2019
Joseph W. Kiley III	62	2012	2020
Roger H. Molvar	62	2015	2020
Richard M. Riccobono	60	2016	2020
____________
(1)	For Mr. Faull and Ms. Lee, includes service on the Board of Directors of First Financial Northwest Bank (previously known as First Savings Bank of Renton and First Savings Bank Northwest)
(2)	Assuming reelection.

Information Regarding Nominees for Election.  Set forth below is the principal occupation and other business experience during at least the last five years of each nominee for director.

Richard P. Jacobson has served as Chief Operating Officer of First Financial Northwest Bank since July 2013, and as Chief Financial Officer of First Financial Northwest, First Financial Diversified, and the Bank since August 2013.  He was appointed as a director of First Financial, First Financial Diversified and the Bank effective September 2013.  Mr. Jacobson served as a consultant to First Financial from April 2010 to April 2012.  Subsequently, he worked as a mortgage loan originator in Palm Desert, California from July 2012 to July 2013.  Previously, he had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington, for 23 years, and had served as President, Chief Executive Officer and a director of Horizon Financial Corp. and Horizon Bank from January 2008 to January 2010.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  Between 1985 and 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank, and spent two years as a Washington state licensed real estate appraiser from 1992 to 1994.  Mr. Jacobson received his Bachelor's degree in Business Administration (Finance) from the University of Washington. In addition, Mr. Jacobson graduated with honors from the American Banker Association's National School of Banking.  Mr. Jacobson is a past president of the Whatcom

County North Rotary Club and has served on the boards of his church, the United Way, Boys and Girls Club, and Junior Achievement.

Daniel L. Stevens was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective January 2012.  Mr. Stevens is the past Chairman of the Board of Home Federal Bancorp, Inc. and Home Federal Bank, Boise, Idaho, positions he held from 2004 and 1999, respectively, until the sale of Home Federal Bank in May 2014.  He served as President and Chief Executive Officer of Home Federal Bancorp, Inc. from 2004 to January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 to January 2008, and as President of Home Federal Bank from 1995 to September 2006.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and was a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America's Community Bankers, served on America's Community Bankers' Federal Home Loan Bank System Committee, chaired the America's Community Bankers' Credit Union Committee, and was First Vice Chair of America's Community Bankers' COMPAC Board of Governors until the merger of America's Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during at least the last five years of each director continuing in office is set forth below.

Gary F. Faull serves as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton.  Mr. Faull has served as a director of the Bank since 1999.  He is an attorney and has been self-employed since 1974 in the law firm of Gary F. Faull Law Offices.  Mr. Faull is a member of the Renton Rotary Club and Veterans of Foreign Wars, having served in Vietnam and earning a Bronze Star and a Combat Infantryman's Badge, as well as the Vietnamese Cross of Gallantry. In addition, he is a past director of the Renton Community Foundation and a past president of the South King County Bar Association.  Mr. Faull is also a Trustee of the First Financial Northwest Foundation and serves as its Secretary.

Joann E. Lee serves as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial in May 2011, of First Financial Northwest Bank in September 2013, and of First Financial Diversified in June 2014.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant, a Chartered Global Management Accountant, holds a Master's Degree in Taxation, and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight-year career with the national independent public accounting firm of RSM McGladrey.  She also served as the RSM Director of the Small Business Division, Puget Sound Region.  Prior to becoming a CPA, Ms. Lee was employed in the banking industry and ultimately held the position of Corporate Operations Officer for a Washington community bank.  Ms. Lee is a past president, current treasurer and Board member of the Rotary Club of Renton, Renton Rotary CAPER, Renton Rotary Foundation, and past president of the Renton Technical College Foundation and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, member and past treasurer of the Renton Chamber of Commerce.  In addition, Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Kevin D. Padrick was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective March 2013.  Mr. Padrick is a lawyer and Senior Principal and co-founder of Obsidian Finance Group, LLC, a hybrid financial advisory and investment firm based in Lake Oswego, Oregon.  Mr. Padrick also indirectly owns Sunstone Business Finance, LLC, an asset-based lender, and Symmetrical

Networks, LLC, an entity providing broadband construction and financing.  Prior to founding Obsidian Finance Group, LLC, Mr. Padrick was a partner with the law firm, Miller Nash, LLP, where he chaired the insolvency department and represented debtors, secured and unsecured creditors, and creditors' committees.  He received Bachelor of Science degrees in mathematics and psychology, and Master of Business Administration and Juris Doctor Degrees from the University of Santa Clara.

Joseph W. Kiley III has served as President and Chief Executive Officer of First Financial and First Financial Diversified since September 2013; a director of First Financial and First Financial Diversified since December 2012; and President, Chief Executive Officer and director of First Financial Northwest Bank since September 2012.  He previously served as President, Chief Executive Officer, and director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 25 years of executive experience at banks, thrifts and their holding companies that includes serving as president, chief executive officer, chief financial officer, and director.  Mr. Kiley holds a Bachelor of Science degree in Business Administration (Accounting) from the California State University, Chico, and is a former California certified public accountant.  Mr. Kiley is a member of the Renton Rotary Club, City of Renton Mayor's Business Executive Forum, Mayor's Blue Ribbon Panel, and past Chair of the Board of Directors of the Renton Chamber of Commerce. He currently serves on the Board of the Washington Bankers Association (WBA), WBA Government Relations Liaison, American Bankers Association Government Relations Council – Administrative Committee, and the Federal Home Loan Bank of Des Moines Member Advisory Panel.

Roger H. Molvar was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective August 2015.  Mr. Molvar has over 35 years of experience in the financial institutions industry, currently serving as a director of PacWest Bancorp in Los Angeles, California, a position he has held since 2014.  Prior to that, Mr. Molvar served as a director of Farmers and Merchants Bank in Long Beach, California from 2005 to 2008 and served as a director of CapitalSource Bank from 2008 until 2014. From 2000 to 2004, Mr. Molvar was an Executive Vice President of IndyMac Bancorp and Chief Executive Officer of IndyMac Consumer Bank, responsible for the bank's consumer/branch banking business. Prior to joining IndyMac, Mr. Molvar was a Senior Vice President and management committee member of The Times Mirror Company, and previously served as Senior Vice President and Comptroller of First Interstate Bank of California. Mr. Molvar chairs the Executive Committee of the SEC and Financial Reporting Institute at the University of Southern California.

Richard M. Riccobono was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank in November 2016.  Mr. Riccobono has over 32 years of experience in the financial services industry and brings a solid understanding of banking, regulatory, legislative, accounting, and legal expertise to the Board. Mr. Riccobono served as the Director of Banks for the Washington State Department of Financial Institutions from July 2011 to November 4, 2016.  Prior to that, Mr. Riccobono served as the President and Chief Executive Officer of the Federal Home Loan Bank of Seattle from 2007 to 2010, and its Chief Operating Officer from 2005 to 2007.  Mr. Riccobono also served as the Deputy Director of the Office of Thrift Supervision, U.S. Department of the Treasury from 1998 to 2005.  Mr. Riccobono began his career in public accounting with Touche, Ross and Company (now Deloitte Touche Tohmatsu Limited).  Mr. Riccobono holds a Juris Doctor degree from the Western New England School of Law in Springfield, Massachusetts, and a Bachelor of Science degree from the State University of New York at Albany.  He is a member of the Georgia Bar Association and the Texas Bar Association, and is a Certified Public Accountant.  He currently serves as a director of the Pacific Coast Banking School and previously served on the boards of the Pentegra Defined Benefit Plan for Financial Institutions and the Albers School of Business and Economics at Seattle University.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Faull	Jacobson	Kiley	Lee	Molvar	Padrick	Riccobono	Stevens
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry		✓	✓	✓	✓	✓	✓	✓
Certified public accountant or financial expert		✓	✓	✓	✓		✓
Attorney	✓					✓	✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture				✓
Specific skills/knowledge:
Finance	✓	✓	✓	✓	✓	✓	✓	✓
Technology						✓	✓
Marketing	✓			✓	✓	✓		✓
Public affairs	✓			✓			✓	✓
Human resources	✓	✓	✓	✓	✓	✓	✓	✓
Governance		✓	✓	✓	✓	✓	✓	✓
Compensation	✓	✓	✓	✓	✓	✓	✓	✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Financial Northwest Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2017, the Board of Directors of First Financial held nine meetings and the Board of Directors of the Bank held eight meetings.  No director of First Financial or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit/Compliance/Risk, Compensation and Awards, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit/Compliance/Risk, Compensation and Awards, and Nominating and Corporate Governance committees, copies of which are available on our website at www.ffnwb.com.

Audit/Compliance/Risk Committee.  The Audit/Compliance/Risk Committee currently consists of Directors Molvar (Chair), Lee and Riccobono.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process and associated risks, external and internal audits, operational and compliance risk,  and the system of internal control.  The Committee also appoints the independent auditor and retains service providers for internal audit, and reviews the various reports prepared by management, auditors and other service providers it appoints.  The Audit/Compliance/Risk Committee met four times during the year ended December 31, 2017.

Each member of the Audit/Compliance/Risk Committee is "independent" in accordance with the requirements for companies listed on NASDAQ.  In addition, the Board of Directors has determined that Ms. Lee and Messrs. Molvar and Riccobono meet the definition of "audit committee financial expert," as defined by the SEC.

Compensation and Awards Committee.  The Compensation and Awards Committee consists of Directors Stevens (Chair), Molvar and Riccobono.  The Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Committee is also responsible for evaluating First Financial's Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the Committee is "independent," in accordance with the requirements for companies listed on NASDAQ.  The Committee met six times during the year ended December 31, 2017.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Lee (Chair), Faull and Padrick, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also selects nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is "independent," in accordance with the requirements for companies listed on NASDAQ.  This Committee met three times during the year ended December 31, 2017.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate's knowledge of the banking business, including regulatory and compliance matters, strategic planning, finance, accounting and overall industry best-practices.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial's business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may use the services of a professional search firm to solicit qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate's background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation and Bylaws.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see "Shareholder Proposals" in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Executive Committee.  The Executive Committee, consisting of Director Kiley (Chair) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit/Compliance/Risk, Compensation, or Nominating and Corporate Governance committees.  The Executive Committee did not meet during the year ended December 31, 2017.

Leadership Structure

In an effort to promote more dynamic strategic development, independent oversight and effective governance, in 2013 the Board separated the roles of Chairman and Chief Executive Officer, with the role of Chairman being filled by an independent director.  To supplement information flow, the entire Management

Committee, which represents all business lines, attends each Board Meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing and executing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer and the management team bring a wealth of banking expertise.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  To provide oversight and balance to management, the Board has established a practice of holding executive sessions consisting of non-management directors as needed.  The non-management directors also meet with independent service providers, such as the independent auditor, credit reviewer and internal auditor, as needed.  The Chairman, or in his absence, a lead independent director, facilitates each executive session and is responsible for consulting with the Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial's risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations, audit/exam findings, compliance performance and regulatory relations, as well as the risks associated with each.  The Compensation and Awards Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as overall employee compensation practices.  To mitigate excessive risk-taking by management, all incentive compensation plans remain subject to Board approval after review and recommendation by the Compensation and Awards Committee.  The Audit/Compliance/Risk Committee oversees management of operational and financial risks, including reviewing audited financial statements, engaging independent external auditors and internal auditors, reviewing compliance performance reports and risk assessments, and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

The Board's committee structure is intended to increase oversight of risks typically associated with the growth of the Bank, including, but not limited to: (1) lending oversight through the Directors' Loan Committee; (2) asset/liability management through the Investments and Asset/Liability Committee; and (3) asset classification, portfolio monitoring, and loan loss estimates through the Internal Asset Review Committee.  These Bank Board committees are intended to provide greater subject-matter focus, independent oversight and reduce the scope and frequency of meetings of First Financial's Audit/Compliance/Risk Committee.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the NASDAQ rules governing corporate governance.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with NASDAQ requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by NASDAQ.  Directors Faull, Lee, Molvar, Padrick, Riccobono and Stevens are all independent.  Former director Kohlwes was also independent.

Code of Business Conduct and Ethics.  On September 12, 2017, the Board of Directors amended its Code of Business Conduct and Ethics Policy.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the amended Code of Business Conduct and Ethics Policy is available on our website at www.ffnwb.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year's annual meeting of shareholders.

Transactions with Related Persons.  First Financial Northwest Bank has followed a policy of granting loans to officers and directors that fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Financial Northwest Bank.  Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $9,000 at December 31, 2017, which was less than one percent of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2017.  Total deposits of directors and executive officers were approximately $8.6 million at December 31, 2017.

We recognize that transactions between First Financial, First Financial Diversified or First Financial Northwest Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter, and in accordance with the First Financial Code of Business Conduct and Ethics Policy, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests.  Accordingly, in those cases where personal interests exist or may appear to exist, our Code of Business Conduct and Ethics Policy requires the Board or a Board designated committee to approve or ratify any such transaction or business arrangement in which First Financial is or will be a participant and where any director, officer or employee had, has or will have a direct or indirect financial interest.  In the event that a member of the Board or Board designated committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Approval or ratification will be made only for those transactions that are in, or not inconsistent with, the best interests of First Financial, as the Board or Board designated committee determines in good faith.

Stock Ownership Guidelines

In December 2016, the Board of Directors adopted a non-employee director stock ownership policy because it believes that it is in First Financial's best interest to align the financial interests of non-employee directors with those of First Financial shareholders.  The policy requires non-employee directors to own shares of First Financial's common stock equal in value to three times the respective director's annual cash retainer.  Directors must meet these ownership guidelines within three years following the initial receipt of a stock grant for director fees and are restricted from divesting shares until the policy requirement is met.  Three of six non-employee directors met the policy requirement at December 31, 2017 and the remaining three non-employee directors were on track to meet the requirement.

Hedging Policy; Pledging of Stock

Under First Financial's Trading in Securities and Confidentiality of Inside Information for Officers and Directors Policy, its directors and executive officers are prohibited from engaging in any hedging transaction involving First Financial's securities.  In addition, executive officers and directors are advised that holding First Financial securities in a margin account or otherwise pledging First Financial securities as collateral for a loan carries the risk of insider trading liability should they fail to meet a margin call or if they default on the loan.  Currently, no director or executive officer has pledged First Financial securities.

DIRECTORS' COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2017, other than Joseph W. Kiley III, who is our President and Chief Executive Officer, and Richard P. Jacobson, who is our Chief Operating Officer and Chief Financial Officer, as their compensation is included in the section entitled "Executive Compensation."  The directors did not receive any non-equity incentive compensation during this period, nor did they participate in a pension plan or receive above-market earnings on deferred compensation; therefore, these columns have been omitted from the table.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Gary F. Faull	30,000	29,998	1,487	61,485
Joann E. Lee	30,000	29,998	712	60,710
Roger H. Molvar	33,000	29,998	645	63,643
Kevin D. Padrick	30,000	29,998	645	60,643
Richard M. Riccobono	30,000	29,998	531	60,529
Daniel L. Stevens	30,000	29,998	1,696	61,694
Gary F. Kohlwes (3)	33,000	--	1,801	34,801
___________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, "Compensation - Stock Compensation" ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial's Annual Report on Form 10-K for the year ended December 31, 2017. Consists of an award of restricted stock on June 14, 2017, which vested immediately.

(2)
Consists of the economic value (the imputed income for tax purposes) of the split dollar life insurance benefits described below to the directors plus a gross-up amount to cover the director's tax liability assuming a 40% tax rate.

(3)	Dr. Kohlwes retired from the Board on June 14, 2017.

Each director of First Financial is also a director of First Financial Northwest Bank and First Financial Diversified.  The directors are paid for their service by the Bank with an allocation of cost to First Financial.  Non-employee directors are compensated as follows: (1) $15,000 in cash during the first quarter, with an additional $3,000 in cash paid to the Chairman; and (2) a stock grant in an amount of shares that represents $30,000 in value at the time of the grant during the second quarter; and (3) $7,500 in cash, with an additional $1,500 in cash paid to the Chairman, during the third and fourth quarters. A non-employee director retiring immediately upon conclusion of the annual meeting of shareholders will receive $15,000 in cash in lieu of a stock grant as compensation for service during the second quarter.  In addition, directors will receive expense reimbursements for travel and attendance at conferences, training sessions, and travel expenses to Board meetings.

In 2017, First Financial Northwest Bank modified the bank-owned life insurance contracts on its directors and named executive officers to include endorsement split-dollar life insurance agreements.  The named executive officers' policies are described below on page 21.  Each non-employee director has insurance coverage with a death benefit payable to the director's assigned beneficiary in an amount equal to ninety percent of the net amount‑at‑risk, defined as the total proceeds of the policy less the cash value of the policy.  At the time the policies were purchased, the net amount-at-risk for the non-employee directors ranged from $160,000 to $309,000.  Total death benefits, including cash surrender values, were approximately $560,000 per non-employee director.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the director's death benefit.  The insurance policies also permit each director to access portions of the eligible policy  death benefits if he or she is diagnosed with a chronic or terminal illness ("accelerated benefits").  Each director is eligible to receive up to $500,000 in accelerated benefits.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  Following this discussion, in the section entitled "Executive Compensation," we provide a series of tables containing specific information about the compensation earned or paid to the following officers, who are known as our named executive officers:

Joseph W. Kiley III, President and Chief Executive Officer
Richard P. Jacobson, Executive Vice President, Chief Financial Officer, and Chief Operating Officer
Ronnie J. Clariza, Senior Vice President and Chief Risk Officer
Dalen D. Harrison, Senior Vice President and Chief Deposit Officer
Simon Soh, Senior Vice President and Chief Credit Officer

Compensation and Awards Committee.  All compensation matters concerning our executive officers are made at the sole discretion of the Compensation and Awards Committee, which is comprised of independent directors.  Compensation determinations are made based on the Committee's independent review of management recommendations, market salary surveys and peer group studies, for both base salary and total compensation.  The Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives, and in this role, they have sought to design a compensation structure that attracts and retains qualified and experienced officers, and at the same time, is reasonable and competitive.

Role of Chief Executive Officer in Determining Compensation.  The Chief Executive Officer's role is limited to providing information regarding the executive officers to the Compensation and Awards Committee Chair, including salary and bonus histories, performance highlights, levels of responsibility and compensation recommendations for each officer.  The Chief Executive Officer does not provide any recommendation with respect to his individual compensation.  Following receipt of this information, the Committee Chair reviews the selected materials along with supplemental information independently acquired.  The Chair's analysis is then incorporated into a summary packet that is provided to the Committee for their review prior to a regularly scheduled meeting.  The Committee makes the final decision and may adjust the compensation levels.  In its deliberations, the Committee focuses on corporate performance, retention issues, individual performance and management development.

The discussion below is intended to help understand the detailed information provided in the executive compensation tables and put that information into context within our overall compensation program.

Compensation Highlights

The Compensation and Awards Committee retained the Blanchard Consulting Group to review First Financial's total executive compensation structure, to analyze cash and equity incentive payouts and opportunity levels for executives, and to provide an updated customized peer group and a benchmarking analysis of executive compensation.  As a result of their analysis, Blanchard Consulting recommended the adoption of a long-term incentive opportunity in the form of the 2017 Officers' Equity Incentive Plan, implemented pursuant to the shareholder approved 2016 Equity Incentive Plan and described below.

Compensation Advisors

In December 2016, the Committee retained the Blanchard Consulting Group for assistance with 2017 executive compensation decisions.  The Committee also continued working with USI (formerly Kibble & Prentice), an employee benefits consulting firm and one of the leading full-service brokerage firms in the Pacific Northwest.  USI assists with ensuring competitive rates and benefit plan options for executives.  Prior to retaining each advisor, the Compensation and Awards Committee assessed the advisor's independence relative to NASDAQ factors and determined that each advisor is independent.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term cash incentive compensation paid to executive officers should be directly aligned to First Financial Northwest Bank's performance and that compensation should be structured to ensure achievement of financial and operational goals, along with other factors that impact corporate and shareholder value.  Our long-term incentive is in the form of an equity incentive plan.

Although First Financial Northwest Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, compensation paid to employees, officers and directors has consisted primarily of cash compensation, salary and bonuses, and retirement benefits.  In 2008, shareholders approved our 2008 Equity Incentive Plan.  In 2016, this plan was replaced by the shareholder-approved 2016 Equity Incentive Plan.  In recent years, equity compensation has been awarded primarily to new or newly-promoted executive officers; however, in 2017 we began using equity awards in concert with cash incentives to compensate officers for actions that align our performance with shareholder interests.

Our compensation decisions with respect to executive officer salaries and incentive compensation are influenced by: (1) the executive's level of responsibility and function within the organization; (2) the overall performance and profitability of First Financial Northwest Bank; and (3) our assessment of the competitive marketplace, including peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual short-term cash incentive compensation and longer-term equity incentives to ensure successful ongoing performance of First Financial Northwest Bank.

Compensation Benchmarking

In general, we seek to provide competitive pay relative to a peer group for total compensation opportunities.  It is our intent to achieve an effective efficiency ratio, excellent asset quality, and a satisfactory regulatory standing; therefore, we include performance-based compensation in addition to a fixed-salary pay structure.

In addition to working with compensation advisors, the Compensation and Awards Committee also has used data compiled annually by Milliman, Inc. ("Milliman").  With the assistance of Milliman, we analyzed competitive market data contained in the 2017 Northwest Financial Industry Compensation Survey.  The data was independently collected by Milliman and represents 104 Northwest financial institutions located in Washington, Oregon, Idaho, and Alaska ranging in asset size from $47 million to $23 billion.  The data is grouped by asset size, with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compared compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size institutions.  Our peer group institutions ranged in asset size from $608 million to approximately $1.1 billion, with an average asset size of approximately $889 million.  During 2017, our peer group consisted of the following financial institutions:

Baker Boyer Bank	Kitsap Bank
Bank of the Pacific	Olympia Federal Savings
Citizens Bank	Riverview Community Bank
Coastal Community Bank	Skagit Bank
First Federal - Port Angeles	Timberland Bank

Compensation Components and 2017 Pay Decisions

The compensation program for executive officers consists of the following components:

Pay element	What it rewards	Purpose

Base salary	Core competence in the executive's role relative to skills, experience and contributions to First Financial and First Financial Northwest Bank	Provides fixed compensation based on competitive market price

Annual cash incentive compensation	Contributions toward First Financial Northwest Bank's achievement of specified performance measures	Provides annual performance-based cash incentive compensation

Long-term incentive (equity-based) compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals, and growth strategies, while aligning officer and shareholder interests

Retirement benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax- qualified and nonqualified retirement plans	Provides a long-term incentive for the retention of key officers and encourages executive officer retention

The Chief Executive Officer has an Executive Supplemental Retirement Plan Participation Agreement that provides additional retirement benefits subject to meeting certain minimum age and service requirements
Provides a long-term incentive for the retention of the Chief Executive Officer

Split-dollar life insurance benefits	First Financial Northwest Bank pays the premiums on bank-owned life insurance which provides split-dollar life insurance benefits for the named executive officers	Provides security for the executives and their beneficiaries

Additional benefits and perquisites	Executives participate in employee benefit plans, including pay protection via disability pay, generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	The Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer receive a car allowance	Assists in executive responsiveness for community and industry-related travel requirements

Base Salary.  The Chief Executive Officer makes initial base salary recommendations to the Compensation and Awards Committee Chair that are based on individual salary history, individual and corporate performance, and competitive peer group data.  Given the independence of the data on which these recommendations are made, historically there have been only slight modifications by the Committee.  Annually, the Committee reviews the recommendations and establishes executive management salaries in accordance with its independent philosophy.  The compensation paid to Mr. Kiley and all executive officers is determined by the Committee based upon, among other factors, a review of First Financial Northwest Bank's performance in comparison to its peer group.  The final compensation levels are generally based on peer group analysis, market surveys, First Financial Northwest Bank's asset size, balance sheet complexity, corporate direction and management structure, as well as company and individual performance.  No particular weight is given to any of these factors by the Committee and the final compensation level is based on a subjective determination by the Committee.  Mr. Kiley does not participate in Committee or Board discussions regarding his own compensation.

For 2017, Mr. Jacobson received a base salary increase of 3.5 percent and Mr. Soh received a base salary increase of 4.6 percent effective January 1, 2017, as a result of their annual performance reviews.  The base salaries of Mr. Clariza and Ms. Harrison were increased to $190,000.  In lieu of an increase in base pay effective January 1, 2017, Mr. Kiley received a cash bonus payment, paid in January, in the amount of 3.5 percent of his 2016 base salary. The Compensation and Awards Committee worked with the Blanchard Consulting Group to develop an updated base salary administration plan, as well as a long-term equity incentive plan, for each of the named executive officers.

As a result of the annual performance review process, the named executive officers received adjustments to their base salaries effective January 1, 2018, as follows: Mr. Kiley, 3.0 percent increase to $450,882; Mr. Jacobson, 3.4 percent increase to $300,000; Mr. Clariza, 2.6 percent increase to $195,000; and Ms. Harrison, 3.5 percent increase to $196,650.  Mr. Soh was promoted to Senior Vice President and Chief Credit Officer in August 2017 and received an increase of 8.9 percent to $245,000 annually.  He previously served as Senior Vice President and Chief Lending Officer.

Annual Incentive Compensation.  The Annual Incentive Plan is intended to provide executive officers and staff with an opportunity to earn annual cash incentives based on corporate and individual performance as measured by predetermined goals.  The Compensation and Awards Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers for 2017.  The Annual Incentive Plan's plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary.  Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation and Awards Committee.  The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation and Awards Committee.

The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary actually earned during 2017, were as follows:

Executive	Below threshold	Threshold	Target	Maximum

Joseph W. Kiley III	0%	10%	20%	30%
Richard P. Jacobson	0%	9%	18%	27%
Ronnie J. Clariza	0%	8%	16%	24%
Dalen D. Harrison	0%	8%	16%	24%
Simon Soh	0%	8%	16%	24%

For 2017, the Compensation and Awards Committee established the following weighting among corporate and individual goals and Community Reinvestment Act ("CRA") hours:

Executive	Corporate	Individual	CRA hours

Joseph W. Kiley III	98%	--	2%
Richard P. Jacobson	80%	18%	2%
Ronnie J. Clariza	80%	18%	2%
Dalen D. Harrison	80%	18%	2%
Simon Soh	80%	18%	2%

Time spent on Community Reinvestment Act activities qualify for services under the Act if the activities have a primary purpose of community development, relate to the provision of financial services and benefit First Financial Northwest Bank's assessment area.  Community development is defined as activities that promote affordable housing, services, economic development or revitalization or stabilization to low-to-moderate income individuals or areas.  Examples of financial services would be teaching financial literacy or a homebuyer class, providing credit counseling or an employee providing technical expertise such as human resource, marketing or information technology support to the board of a low-to-moderate income organization.  For 2017, the threshold, or minimum acceptable performance level, was participation in two hours of qualified activities; the target, participation in four hours of qualified activities; and the maximum, participation in at least six hours of qualified activities.

For the 2017 fiscal year, the Compensation Committee approved the following corporate performance measures for the named executive officers:

	Performance criteria			Weighting (% of corporate
Performance measure	Threshold	Target	Stretch	goals)	Actual

Pre-tax, pre-provision net income	$16.4 million	$17.3 million	$19.0 million	20	$13.0 million
Pre-tax, pre-provision return on assets	1.49%	1.57%	1.73%	15	1.44%
Net loan growth (1)	$90 million	$100 million	$125 million	10	$112.5 million
Net deposit growth (2)	$49.5 million	$55.0 million	$68.75 million	10	$80.9 million
Efficiency ratio	65%	62%	<60%	10	63.15%
Nonperforming assets/assets	3%	2%	1%	10	0.05%
Past due and nonaccrual loans/loans (3)	<110% of State Median	State Median Q3 2017	<80% of State Median	10	0.02%
Net noncore funding dependence ratio	<35%	<32%	<30%	5	30.61%
Regulatory factors		(4)		10	Achieved
___________
(1)    Excludes loan purchases.
(2)    Excludes certificates of deposit.
(3)    Washington State Median was 0.50% for the third quarter of 2017.
(4)    Confidential under federal banking laws.

Individual performance goals are established at the beginning of each plan year. An executive's individual goals may relate to projects and initiatives specific to the executive's business or function that are not covered in, but are aligned with, the corporate performance measurements, and generally contemplate specific results such as a positive impact on customer satisfaction, a substantial improvement to an existing process, a measurable increase in revenue growth, or a measurable reduction in expenses. The Chief Executive Officer reviews and approves individual goals for the other named executive officers.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  At the 2016 annual meeting of shareholders, shareholders approved the 2016 Equity Incentive Plan.  Under the plan, directors, officers and employees may receive awards of stock options, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and officers to improve the long-term performance and profitability of First Financial.  The 2016 Equity Incentive Plan is administered by the Compensation and Awards Committee, which makes all awards under the plan.

On June 14, 2017, pursuant to the 2016 Equity Incentive Plan, the Compensation and Awards Committee established the 2017 Officers' Equity Incentive Plan, under which the Committee determined to grant long-term incentive opportunities to each of the named executive officers.  The long-term incentive opportunities, expressed as a percentage of base salary actually earned during 2017, were as follows:

Executive	Target	Maximum

Joseph W. Kiley III	20.00%	30.00%
Richard P. Jacobson	17.50%	26.25%
Ronnie J. Clariza	17.50%	26.25%
Dalen D. Harrison	17.50%	26.25%
Simon Soh	17.50%	26.25%

Awards of long-term incentive opportunities under the 2017 Officers' Equity Incentive Plan are payable in restricted stock and are contingent on attaining pre-established performance goals.  The Compensation and Awards Committee reviewed and approved goals in consultation with management.  The Committee established target and maximum performance levels and associated payouts.  For the awards made in 2017, the Committee approved the following corporate performance measures and weightings:

	Performance criteria		Weighting (% of
Performance measure	Target	Maximum	payout)	Actual

Adjusted earnings per share (1)	$0.97	$1.12	50	$1.07
Net average balance loan growth (2)	$50.00 million	$62.50 million	20	$56.23 million
Core average balance deposit growth (3)	$27.50 million	$34.35 million	20	$40.45 million
Asset quality (past due and nonaccrual loans/total loans) (4)	State Median Q3 2017	<80% of State Median	10	0.02%
___________
(1)
Equals net income for 2017, excluding Opus branch acquisition expenses and subsequent noninterest expense attributed to the acquired branches, the impact of the revaluation of deferred tax asset due to the Tax Cuts and Jobs Acts of 2017, and the loss associated with restructuring of investments portfolio, divided by budgeted diluted shares outstanding.

(2)	Excludes purchased loans.
(3)	Excludes acquired deposits.
(4)	Washington State Median was 0.50% for the third quarter of 2017.

The actual equity incentive award payouts are calculated using a proportional approach, where award payouts are calculated as a proportion of target and maximum award opportunities.  The actual number of shares granted are determined by the award level achieved and First Financial Northwest's stock price on the grant date. Stock awards are granted within 90 days from the end of the plan year after annual performance results are received and reviewed by the Compensation and Awards Committee.  Awards are granted to each participant only if the participant received a satisfactory performance review.

Retirement Benefits.  First Financial maintains, as part of its retirement benefit programs, the First Financial Northwest Savings Plan (the "401(k) plan") for the benefit of eligible employees, including the named executive officers, of First Financial and its subsidiaries, First Financial Northwest Bank and First Financial Diversified.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Financial and its subsidiaries are eligible to participate in the 401(k) plan on the first of the month, following 60 days from hire.  Generally, participants direct the investment of the plan assets.

For 2017, participants could contribute up to $18,000 of their annual compensation through a pre-tax salary reduction election.  Participants 50 years of age or more could elect to make an additional $6,000 pre-tax salary reduction election.  First Financial matches the first six percent of a participant's pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed during the pay period for which the match is allocated.  Participants are, at all times, 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period with 20 percent vesting each year.  For the fiscal year ended December 31, 2017, First Financial incurred a matching contribution-related expense of approximately $261,000 in connection with the 401(k) plan.  For the 401(k) plan's fiscal year ended December 31, 2017, employees contributed approximately $797,000 to the 401(k) plan.

First Financial Northwest Bank is a participating employer in a multiple-employer defined benefit plan (the "pension plan"), which provides a benefit upon retirement to eligible employees, including some of the executive officers.  The Board voted to freeze all accumulated pension plan benefits as of March 31, 2013, which means that employees with less than one year of service as of that date, or new employees hired subsequently, will not be eligible to participate in the plan and no new benefits will accrue to current participants under the plan after that date.  Upon completion of five years of employment with First Financial or its subsidiaries, a participant is 100 percent vested.  There is no provision for partial vesting.  A participant's full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Messrs. Clariza and Soh participate in the pension plan.

First Financial Northwest Bank also maintains an executive supplemental retirement plan for the benefit of certain executives.  The plan is intended to provide supplemental benefits upon normal retirement or death prior to retirement.  First Financial Northwest Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013 which provides for an annual pension of $28,000.  Mr. Kiley's participation agreement was amended in 2017 to provide that he will vest in his benefit if he is employed by the Bank on September 12, 2017 (instead of having to remain employed by the Bank until age 65, as was required under the agreement prior to the amendment).  Mr. Kiley, however, will forfeit his benefit under the participation agreement if he voluntarily terminates employment with the Bank (other than in connection with a good reason event) prior to attaining age 65.  Mr. Kiley will receive his benefit under the participation agreement if he either is actively employed by the Bank at age 65, or if he is involuntarily terminated other than for cause (including voluntary termination for good reason) prior to attaining age 65.  Prior to the amendment, Mr. Kiley could receive this benefit in connection with an involuntary termination prior to age 65 only following a change in control event.

Split-Dollar Life Insurance Benefits. In 2017, First Financial Northwest Bank modified the bank-owned life insurance contracts on its named executive officers to include endorsement method split-dollar life insurance agreements.  The Chief Executive Officer and the Chief Financial Officers each have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the net amount-at-risk, defined as the total proceeds of the policy less the cash value of the policy, or $1,000,000.  In 2017, the net amount-at-risk was $1.5 million and $1.75 million for Messrs. Kiley and Jacobson, respectively.  While employed, the other named executive officers have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the net amount-at-risk or $500,000.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the executive's death benefit.  The insurance policies also permit the named executive officers to access portions of the eligible policy death benefits if an executive is diagnosed with a chronic or terminal illness ("accelerated benefits").  While employed, each executive is eligible to receive up to $500,000 of accelerated benefits.  Each executive has the same access to accelerated benefits post separation of service if he or she has five years of service or if he or she is involuntarily terminated or terminate his or her employment for good reason after a change in control.  The economic value (the imputed income amount of this insurance for tax purposes) for the year 2017 to each named executive officer is set forth in the Executive Compensation table under the column "All other compensation."

Additional Benefits and Perquisites.  At First Financial, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off ("PTO") for vacation and illness, disability, life insurance, FSA/HSA pre-tax savings accounts, tuition reimbursement, bereavement leave and training.  In January 2014, our benefit plans were changed to more cost effective offerings, with two choices: a base qualified, high-deductible health plan and a base buy-up option, the difference of which is charged to the employee.  Additionally, employees are responsible for five percent of their employee premium costs and 50 percent of their dependent's premiums.  The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer receive an automobile allowance.  The Compensation and Awards Committee believes this benefit is appropriate because it assists them in fulfilling their community and industry-related obligations.  Executive officers also receive a cell phone allowance.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant's compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year.

Additional Considerations.  Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to materially adjust compensation.  The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.  However, the Compensation and Awards Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to First Financial with the value to the employee.  The Committee reviews the results of the shareholder votes on executive compensation but to date, this review has not affected executive compensation decisions and policies.

Compensation and Awards Committee Report

The Compensation and Awards Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management.  Based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who are the current members of the Compensation and Awards Committee:

Daniel L. Stevens (Chair)
Roger H. Molvar
Richard M. Riccobono

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding compensation paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compen- sation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compen- sation ($)(5)	Total ($)

Joseph W. Kiley III	2017	437,750	15,321 (6)	119,640	--	72,364	16,900	66,301	728,276
President and Chief	2016	437,750	--	--	--	103,440	4,100	73,132	618,422
Executive Officer	2015	425,000	83,767	--	--	--	11,000	77,798	597,565

Richard P. Jacobson	2017	290,000	--	69,352	--	47,218	--	69,554	476,124
Executive Vice President,	2016	280,160	--	--	--	60,262	--	77,595	418,017
Chief Operating Officer and	2015	272,000	51,996	--	187,032	--	--	82,648	593,676
Chief Financial Officer

Ronnie J. Clariza	2017	190,000	--	45,437	--	26,190	23,000	50,692	335,319
Senior Vice President and	2016	180,075	--	--	--	34,015	8,000	65,534	287,624
Chief Risk Officer	2015	175,000	28,728	--	--	--	-- (7)	56,093	259,821

Dalen D. Harrison	2017	190,000	20,000 (8)	45,437	--	22,906	--	49,831	328,174
Senior Vice President and	2016	174,000	--	--	--	31,765	--	50,499	256,264
Chief Deposit Officer	2015	154,000	25,502	--	--	--	--	28,814	208,316

Simon Soh	2017	225,000	--	53,807	--	33,858	4,000	61,149	377,814
Senior Vice President and	2016	215,065	--	--	--	39,572	2,000	69,449	326,086
Chief Credit Officer	2015	206,000	33,817	--	--	--	-- (9)	73,747	312,564
___________
(1)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards made pursuant to the 2017 Officers' Equity Incentive Plan. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial's Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial's Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Reflects amounts earned under the Annual Incentive Plan, the material terms of which are described beginning on page 18.
(4)
Unless noted otherwise, reflects the increase in actuarial present values of each executive officer's accumulated benefits under our Pension Plan and, with respect to Mr. Kiley, our Executive Supplemental Retirement Income Plan. These values are set according to accounting requirements and do not reflect any increases in the officer's benefit upon retirement.

(5)	Please see the table below for more information on the other compensation paid to our named executive officers in 2017.
(6)	In lieu of an increase in base pay for 2017, Mr. Kiley received a cash bonus payment of 3.5 percent of his 2016 base salary.
(7)	The present value of the accumulated benefit in Mr. Clariza's pension plan account decreased by $10,000.
(8)	Represents a one-time cash bonus paid to Ms. Harrison for the successful integration of branches acquired in 2017.
(9)	The present value of the accumulated benefit in Mr. Soh's pension plan account decreased by $1,000.

All Other Compensation.  The following table sets forth details of "All Other Compensation," as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by First Financial or First Financial Northwest Bank for 2017.

Name	401(k) plan contribution ($)	ESOP contribution ($)	Company car allowance ($)	Life insurance premium ($)(1)	Dividends on unvested restricted stock ($)	Cell phone allowance ($)

Joseph W. Kiley III	--	51,104	10,800	2,397	2,000	--
Richard P. Jacobson	8,100	51,104	6,000	1,330	2,000	1,020
Ronnie J. Clariza	6,720	42,400	--	372	--	1,200
Dalen D. Harrison	5,700	42,050	--	881	--	1,200
Simon Soh	7,907	50,077	--	685	1,280	1,200
___________
(1)
Consists of the taxable benefit equal to the assumed cost of insurance related to an endorsement method split dollar agreement with respect to bank-owned life insurance plus a gross-up amount to cover the executive officer's tax liability assuming a 40% tax rate, as well as the premium for company-paid life insurance provided on a nondiscriminatory basis to all employees.

Employment Agreements.  First Financial Northwest Bank entered into an amended employment agreement with Joseph W. Kiley III and an initial employment agreement with Richard P. Jacobson on December 2, 2013.  Mr. Kiley's agreement is retroactive to the date of the original agreement of August 14, 2012, and Mr. Jacobson's agreement is effective as of July 9, 2013, the date he was hired.  The agreements each have an initial term of three years and on each anniversary of the effective date of the agreement, the term of the agreement will be extended for an additional year, provided that within the 90-day period ending on such anniversary, First Financial Northwest Bank's Board of Directors does not inform the executive in writing that the agreement will not be extended.  The current annual base salaries for Mr. Kiley and Mr. Jacobson are $450,882 and $300,000, respectively.  Mr. Kiley's salary shall be reviewed by the Bank's Board of Directors each December during the term of the agreement.  Under the agreements, the executives are eligible to participate in all Bank plans relating to retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank's executive officers are eligible to participate.  Messrs. Kiley and Jacobson's agreements provide for temporary housing, relocation expenses and an automobile allowance.  The employment agreements provide that compensation may be paid in connection with the termination of the executive's employment under a variety of scenarios, as described below under "Potential Payments Upon Termination."

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2017.

	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph W. Kiley III	43,775	87,550	131,325	--	5,075	7,613
Richard P. Jacobson	26,100	52,200	78,300	--	2,942	4,413
Ronnie J. Clariza	15,200	30,400	45,600	--	1,928	2,891
Dalen D. Harrison	15,200	30,400	45,600	--	1,928	2,891
Simon Soh	18,000	36,000	54,000	--	2,283	3,424
___________
(1)
Represents the potential range of awards payable under our Annual Incentive Plan. The performance goals and measurements associated with this plan that generate the awards set forth above are provided in the "Annual Incentive Compensation" section beginning on page 18.

(2)
Represents the potential range of awards payable under our 2017 Officers' Equity Incentive Plan calculated using the closing stock price on June 14, 2017, the date the plan was approved. Actual share awards will vary based on the closing stock price on the date the awards are granted. The performance goals and measurements associated with this plan that generate the awards set forth above are provided in the "Long-term Incentive Compensation" section beginning on page 18.

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2017, is presented for the named executive officers.

	Option Awards (1)					Stock Awards (1)
Name	Grant date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Joseph W. Kiley III	08/14/14	30,000	20,000	10.89	08/14/24	--	--
	09/18/13	40,000	10,000	10.69	09/18/23	--	--
	09/19/12	35,000	--	8.01	09/19/22	--	--

Richard P. Jacobson	11/18/15	16,000	24,000	13.04	11/18/25	--	--
	07/17/13	48,000	12,000	10.88	07/17/23	5,000	77,550

Ronnie J. Clariza	07/03/08	40,000	--	9.78	07/03/18	--	--

Dalen D. Harrison	07/30/14	12,000	8,000	10.77	07/30/24	--	--

Simon Soh	09/08/14	15,000	10,000	10.58	09/08/24	--	--
	10/17/12	50,000	--	8.14	10/17/22	--	--
___________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for the named executive officers for the year ended December 31, 2017.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Joseph W. Kiley III	15,000	120,388	10,000	162,400
Richard P. Jacobson	--	--	5,000	82,850
Ronnie J. Clariza	--	--	--	--
Dalen D. Harrison	--	--	--	--
Simon Soh	--	--	6,400	112,384

Pension Benefits

The following table provides information as of December 31, 2017, regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Joseph W. Kiley III	Executive Supplemental Retirement Income Plan	15.00	321,600	--
Richard P. Jacobson	--	--	--	--
Ronnie J. Clariza	Pension Plan	8.67	106,000	--
Dalen D. Harrison	--	--	--	--
Simon Soh	Pension Plan	1.58	28,000	--
___________
(1)	For the Executive Supplemental Retirement Income Plan, reflects benefit period and for the Pension Plan, reflects years credited.
(2)
Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 3.60 percent discount rate. Supplemental Retirement Agreement accumulated benefits reflect the present value of 180 future annual payments at the eligibility date using a 2.65 percent discount rate.

First Financial Northwest Bank is a participating employer in a multiple-employer defined benefit plan (the "pension plan"), which provides a benefit upon retirement to eligible employees of the Bank, First Financial and First Financial Diversified.  Until March 31, 2013, all employees except those under specific agreement, who met the minimum requirements of one year of service, attainment of age 21 and completion of 1,000 hours of service in the 12 consecutive months following enrollment were eligible to participate.  The Board of Directors voted to freeze all accumulated benefits as of March 31, 2013.  As of that date, employees with less than one year of service, or new employees hired subsequently, may not participate in the plan and no new benefits accrued to participants after that date.

Upon completion of five years of employment with First Financial or its subsidiaries, participants are 100 percent vested.  There is no provision for partial vesting.  The service amounts shown in the table above represent actual years of credited service; no additional years of credited service have been granted to any named executive officer under the pension plan.  Several forms of benefit payments are available under the pension plan.  The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those hired prior to January 1, 2010, and one percent for those hired on or after January 1, 2010, times the number of years of service with First Financial and its subsidiaries times the average of the participant's eligible salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant's full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2017, Mr. Soh was the only named executive officer eligible for early retirement benefits.

First Financial Northwest Bank also maintains its Executive Supplemental Retirement Plan for the benefit of certain executives.  Mr. Kiley's participation agreement provides for an annual pension of $28,000.  Mr. Kiley, however, will forfeit his benefit under the participation agreement if he voluntarily terminates employment with the Bank (other than in connection with a good reason event) prior to attaining age 65.  Mr. Kiley will receive his benefit under the participation agreement if he either is actively employed by the Bank at age 65, or if he is involuntarily terminated other than for cause (including voluntary termination for good reason) prior to attaining age 65.  His benefit will commence following his separation from service, subject to a potential six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years.  As of December 31, 2017, Mr. Kiley was vested in his retirement benefit under the agreement.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  In addition, the pension plan and executive supplemental retirement agreement discussed above provide for payments upon early retirement or normal retirement.  The following table shows, as of December 31, 2017, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Name	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Annual Early Retirement Benefit ($)	Annual Normal Retirement Benefit ($)	Disability ($)	Death ($)

Joseph W. Kiley III
Employment Agreement	452,127	1,975,615 (1)	--	--	218,875	37,677
Executive Supplemental Retirement Plan Participation Agreement	420,000	420,000	--	28,000	--	200,000
Equity Incentive Plan	--	140,600	--	--	140,600	140,600

Richard P. Jacobson
Employment Agreement	302,054	1,045,694 (1)	--	--	145,000	25,171
Equity Incentive Plan	--	192,390	--	--	192,390	192,390

Ronnie J. Clariza
Severance Agreement	--	190,000	--	--	--	--
Pension Plan	--	--	4,300 (2)	15,525	--	51,600
Equity Incentive Plan	--	--	--	--	--	--

Dalen D. Harrison
Severance Agreement	--	190,000	--	--	--	--
Equity Incentive Plan	--	37,920	--	--	37,920	37,920

Simon Soh
Severance Agreement	--	225,000	--	--	--	--
Pension Plan	--	--	1,562 (2)	2,385	--	18,744
Equity Incentive Plan	--	49,300	--	--	49,300	49,300
___________
(1)	Payments will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments, as described in further detail below on page 28.
(2)
Under the terms of the Pension Plan, the executive may elect an early retirement benefit upon retirement prior to age 65, or may elect to have the full retirement benefit paid when the executive attains age 65.

Employment Agreements.  The employment agreements with Joseph W. Kiley III and Richard P. Jacobson provide for payments in the event of disability, death or termination.  If either executive becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of either executive's disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of the executive's salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of Mr. Kiley's or Mr. Jacobson's death while employed under an employment agreement and prior to any termination of employment, we will pay to the estate, or such person as may have previously been designated, the salary that was not previously paid and that would have been earned if employment had continued under the agreement through the last day of the month in which the death occurred, together with the benefits provided under the employment agreement through that date.

The employment agreements also provide for benefits in the event of either Mr. Kiley's or Mr. Jacobson's involuntary termination.  If  employment is terminated for any reason other than cause, or change in control, or voluntary termination of employment because of a material diminution of or interference with duties, responsibilities or benefits, including any of the following actions unless consented to: (1) a requirement to be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial's administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of direct report personnel; (4) a 20 percent or more reduction in base salary; (5) a material permanent increase in the required hours of work or workload; or (6) the failure of the First Financial Northwest Bank Board of Directors to appoint Mr. Kiley as President and Chief Executive Officer of the Bank, or Mr. Jacobson as Executive Vice President and Chief Financial Officer/Chief Operating Officer, we must pay certain benefits.  The executive would receive salary at the rate in effect immediately prior to the date of termination over the one-year period beginning on the date of termination.  We would also be required to provide, during the one-year period beginning on date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

If Mr. Kiley's or Mr. Jacobson's employment is terminated during the year following the effective date of a change in control of First Financial or First Financial Northwest Bank, or voluntary termination of employment following a change in control for any of the reasons listed in the previous paragraph, we must pay the executive a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide, during the one-year period beginning on the date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial and First Financial Northwest Bank would not be entitled to deduct the amount of such excess payments.  Messrs. Kiley and Jacobson's employment agreements provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Supplemental Retirement Agreement.  First Financial Bank Northwest maintains its Supplemental Executive Retirement Income Plan and entered into an amended participation agreement with Mr. Kiley on July 10, 2017.  Under the participation agreement, if Mr. Kiley is employed by the Bank on September 12, 2017, he will qualify for a supplemental retirement benefit.  The supplemental retirement benefit is $28,000 per year, payable for 15 years in monthly installments, beginning upon Mr. Kiley's subsequent termination of employment (subject to a potential six-month delay to comply with Section 409A of the Internal Revenue Code).  If Mr. Kiley dies before all supplemental retirement benefit payments are made to him under the agreement, then the monthly payments will continue to his designated beneficiary for the remainder of the payment term, until a total of 180 monthly payments have been made by the Bank under the agreement.  If Mr. Kiley is employed by the Bank, but dies before benefits begin, then a $200,000 lump sum death benefit will be paid to his designated beneficiaries in lieu of the supplemental retirement benefit.

The participation agreement provides, in addition to the retirement and death benefits, that Mr. Kiley will receive the supplemental retirement benefit described above if, prior to his attaining age 65, he experiences an involuntary termination or voluntarily terminates employment for good reason.   The terms "involuntary termination" and "good reason" have the same meaning as provided for in Mr. Kiley's employment agreement.

Supplemental retirement benefits will be forfeited or suspended under certain circumstances, including termination of employment due to fraud, dishonesty, embezzlement, or other breach of trust.

Severance Agreements.  First Financial Northwest Bank has entered into severance agreements with Messrs. Clariza and Soh, and Ms. Harrison.  The severance agreements each have an initial three-year term and are renewable for an additional one-year period on each anniversary thereafter the effective date, provided that within the 90-day period prior to the anniversary date the Board of Directors of the Bank does not inform the employee in writing that the agreement will not be extended.  On November 15, 2016, the change in control agreements were amended to define the agreement renewal date as December 31 next following the commencement date and each anniversary thereof.  If First Financial Northwest Bank terminates an executive's employment, other than for cause, or the executive terminates his/her own employment within 12 months following a change in control of First Financial or First Financial Northwest Bank for any of the reasons described above in the discussion of Messrs. Kiley and Jacobson's employment agreements, the executive would be entitled to payment and benefits.  The agreements require that First Financial Northwest Bank: (1) pay the executive's salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement his life, health and disability coverage; and (3) pay in a lump sum an amount equal to 100 percent of his annual base salary.  Any payments under the agreements are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

Equity Incentive Plan.  The 2008 Equity Incentive Plan and 2016 Equity Incentive Plan provide for accelerated vesting of awards in the event of a recipient's death or disability, or a change in control.  The plans both provide that unvested awards will become exercisable or vest upon the date of the recipient's death or disability.  With respect to a change in control, the 2008 Equity Incentive Plan provides that unvested awards will become exercisable or vest upon the earliest date of the change in control, while the 2016 Equity Incentive Plan provides that unvested awards will become exercisable or vest only if the participant experiences an involuntary termination other than for cause within 365 days following the change in control event (known as a double trigger) or the acquiring company does not either assume the outstanding award or replace the outstanding award with an equivalently-valued award.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted Item 402(u) of Regulation S-K, requiring annual disclosure of the ratio of the annual total compensation of the Chief Executive Officer to the median employee's annual total compensation.  For 2017, this information is as follows:

Mr. Kiley, Chief Executive Officer, annual total compensation:	$728,276
Median employee annual total compensation:	$ 73,217
Ratio of Chief Executive Officer to median employee compensation:	10:1

In determining the median employee, we used a listing of all active employees, excluding our Chief Executive Officer, as of December 31, 2017.  To identify our median employee, we included total cash compensation received plus company-paid contributions to the Employee Stock Ownership Plan, life insurance premiums paid on employees' behalf, 401(k) plan company match, company-funded health savings account and cell phone allowance as our consistently applied compensation measure.

As a result of the flexibility permitted by Item 402(u), the method we used to determine our median employee may differ from the methods used by our peers, so the ratios may not be comparable.

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation and Awards Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described in our Compensation Discussion and Analysis, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation and Awards Committee is for management to be fairly compensated.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical and other related benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation for Mr. Kiley and the named executive officers is determined by the Compensation and Awards Committee after its analysis of a number of financial measures, including but not necessarily limited to profitability, efficiency, growth, asset quality trends, peer group performance, satisfactory regulatory standing and current market conditions. First Financial's incentive compensation program provides specific goals and corresponding payout potential to production oriented lending and deposit staff members.  For non-production staff, incentive pay is based on progress towards goals set by their manager for each individual, for completion of Community Reinvestment Act related service hours, and the Company's achievement on selected corporate performance measures.  This approach is intended to ensure that every employee focuses on the performance of First Financial.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation and Awards Committee are Directors Stevens, Molvar and Riccobono.  None of the members of the Compensation and Awards Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers.  This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial's executives as disclosed in this Proxy Statement.  The Board of Directors is presenting an advisory vote to approve executive compensation annually, although it may change the frequency in the future.  The proposal will be presented at this year's annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.'s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in First Financial's Proxy Statement for the 2018 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation and Awards Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  As discussed in the Compensation Discussion and Analysis section, the Compensation and Awards Committee believes that the executive compensation for 2017 is reasonable and appropriate.  The subjective approach taken by the Committee, which focuses on fair compensation, without introducing incentive clauses and their unintended consequences, has effectively fulfilled the objective of retaining and attracting key executives with proven ability.  The fair compensation model committed to by the Committee encourages a culture of teamwork with recognition that the performance of First Financial is shared by all.  This, in turn, has proven to promote longevity with limited personnel turnover creating efficiencies that are aligned with the long-term interests of shareholders.  The Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill objectives outlined in the Compensation Discussion and Analysis.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT/COMPLIANCE/RISK COMMITTEE REPORT

The Audit/Compliance/Risk Committee of the First Financial Board of Directors reports as follows with respect to First Financial's audited financial statements for the fiscal year ended December 31, 2017:

•	the Audit/Compliance/Risk Committee has completed its review and discussion of the 2017 audited financial statements with management;

•
the Audit/Compliance/Risk Committee has discussed with the independent auditor, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
the Audit/Compliance/Risk Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit/Compliance/Risk Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence; and

•
the Audit/Compliance/Risk Committee has, based on its review and discussions with management of the 2017 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that First Financial's audited financial statements for the year ended December 31, 2017, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit/Compliance/Risk Committee:

Audit/Compliance/Risk Committee:

Roger H. Molvar (Chairman)
Joann E. Lee
Richard M. Riccobono

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit/Compliance/Risk Committee of the Board of Directors has appointed Moss Adams LLP as First Financial's independent auditor for the year ending December 31, 2018, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2017, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed to First Financial and First Financial Northwest Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2017 and 2016.

	Year Ended December 31,
	2017	2016

Audit Fees	$328,750	$318,000
Audit-Related Fees	27,750	14,200
Tax Fees	26,500	31,000
All Other Fees	3,100	5,400

The Audit/Compliance/Risk Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditor and the estimated fees for these services.  In considering non-audit services, the Audit/Compliance/Risk Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.  All of the services provided by Moss Adams LLP in the year ended December 31, 2017, were approved by the Audit/Compliance/Risk Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of First Financial's common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Directors, executive officers and greater than 10 percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  The SEC has established filing deadlines for these reports and we are required to disclose in this Proxy Statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended December 31, 2017, all filing requirements applicable to our reporting officers, directors and greater than 10 percent shareholders were properly and timely complied with.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to Investor Relations, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year's annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057, no later than December 27, 2018, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days' notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by May 14, 2018.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person's name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder's name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
April 26, 2018

FIRST FINANCIAL NORTHWEST, INC. 201 WELLS AVE. SOUTH P.O. BOX 360 RENTON, WA 98057
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by First Financial in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" ALL the nominees listed:			_______________________________
[ ] [ ] [ ]
1.	The election as director of the nominees listed below.

Nominees

01 Richard P. Jacobson 02 Daniel L. Stevens

The Board of Directors recommends a vote "FOR" proposals 2 and 3.
For Against Abstain
2.	Advisory (non-binding) approval of the compensation of our named executive officers.	[ ] [ ] [ ]

For Against Abstain
3.	The ratification of the appointment of Moss Adams LLP as our independent auditor for the year ending December 31, 2018.	[ ] [ ] [ ]

NOTE: In their discretion, upon such other matters as may properly come before the meeting.

Yes No
Please indicate if you plan to attend this meeting		[ ] [ ]

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

________________________________________	____________________________
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or any adjournment thereof, and after notification to the Secretary of First Financial at the meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be determined termianted and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statment for the Annual Meeting of Shareholders, and the 2017 Annual Report to Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.
ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2018

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. ("First Financial") with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial that the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Renton Community Center, 1715 SE Maple Valley Highway, Renton, Washington, on Wednesday, June 13, 2018, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope. You may also vote by telephone or the Internet by following the instructions on the reverse side.

Continued and to be signed on reverse side